     As filed with the Securities and Exchange Commission on October 4, 2002
                                                       Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                              -------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                                 Orthovita, Inc.
             (Exact name of Registrant as specified in its charter)
            Pennsylvania                            23-2694857
  (State or Other Jurisdiction of      (I.R.S. Employer Identification No.)
   Incorporation or Organization)

                             45 Great Valley Parkway
                           Malvern, Pennsylvania 19355
                                 (610) 640-1775
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)
                                   ----------

                                 Antony Koblish
                             Chief Executive Officer
                                 Orthovita, Inc.
                             45 Great Valley Parkway
                           Malvern, Pennsylvania 19355
                                 (610) 640-1775
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)
                                   Copies to:
                            Stephen Jannetta, Esquire
                           Morgan, Lewis & Bockius LLP
                               1701 Market Street
                           Philadelphia, PA 19103-2921
                                 (215) 963-5000

       Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________________

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____________________

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

================================================================================================================================
                                                            Proposed Maximum
            Title of                  Amount To Be         Offering Price Per    Proposed Maximum Aggregate      Amount of
     Shares To Be Registered           Registered                 Share                Offering Price         Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
       Common Stock, $0.01
       par value per share     23,076,200 Shares /(1)/           $2.58/(2)/            $59,536,596/(2)/             $5,478
------------------------------------------------------------------------------------------------------------------------------

                           --------------------------

       (1) Consists of: (i) 8,206,330 shares of common stock issuable upon conversion of the Registrant's Series A 6% Adjustable Cumulative Convertible Voting Preferred Stock (the "Series A preferred stock"), at the current conversion price of $1.706 per share; (ii) 2,930,832 shares of common stock issuable upon the conversion of Series A preferred stock that certain selling security holders have committed to purchase in accordance with the terms of the Preferred Stock and Warrant Purchase Agreement dated as of July 19, 2002 among the Registrant and the selling security holders identified therein (the "Purchase Agreement"); (iii) 6,154,747 shares of common stock issuable upon the exercise of warrants sold under the Purchase Agreement; (iv) 2,198,125 shares of common stock issuable upon the exercise of warrants that certain selling security holders have committed to purchase in accordance with the terms of the Purchase Agreement in connection with their respective purchases of Series A preferred stock described in clause (ii) above; (v) 820,633 shares of common stock issuable upon the exercise of warrants issued to the placement agent (the "Placement Agent") of the transaction to which the Purchase Agreement relates;
(vi) 293,083 shares of common stock issuable upon the exercise of warrants that are issuable to the Placement Agent upon the sale of the Series A preferred stock described in clause (ii) above; (vii) 57,057 shares of common stock issued in payment of dividends on the shares of Series A preferred stock described in clause (i) above; and (viii) 2,415,393 shares of common stock, the Registrant's bona fide estimate of the numbers of share issuable (a) at the Registrant's option in lieu of cash dividends on the Series A preferred stock described in clauses (i) and (ii) above, and/or (b) upon the conversion of the Series A preferred stock described in clauses (i) and (ii) above, or upon the exercise of the warrants described in clauses (iii) and (iv) above, if adjustments are made to the conversion price of the Series A preferred stock or the number of shares issuable upon the exercise of such warrants. This Registration Statement also registers, pursuant to Rule 416 (a) under the Securities Act of 1933, as amended, such indeterminable number of shares as may be issued from time to time upon conversion or exercise as a result of stock splits, stock dividends or similar transactions.

       (2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the common stock reported on the Nasdaq National Market on October 2, 2002.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

      --------------------------------------------------------------------------

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
      --------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED OCTOBER 4, 2002

                                   PROSPECTUS

                                 Orthovita, Inc.

                        23,076,200 Shares of Common Stock


                            -------------------------

      The shareholders of Orthovita, Inc. identified in this prospectus under "Selling Security Holders," or their pledgees or assignees, are offering up to 23,076,200 shares of our common stock for resale to the public. The selling security holders will be selling shares of common stock that they (1) can acquire (a) upon the conversion of preferred stock that they own or may acquire from us in the future, (b) as payment of dividends on preferred stock that they own or can acquire from us in the future and (c) by exercising warrants that they own or can acquire from us in the future, and (2) have acquired as payment of dividends on preferred stock.

      We will not receive any part of the proceeds from the sale of the shares covered by this prospectus. We will bear all expenses relating to registration of the shares.

      The selling security holders have not advised us of any specific plans for the distribution of the shares covered by this prospectus, but it is anticipated that the shares will be sold from time to time in negotiated transactions and in transactions (which may include short sales and block transactions) on Nasdaq at the market price then prevailing, although sales may also be made as described in this prospectus under "Plan of Distribution." The selling security holders and the broker-dealers through whom sale of the shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and commissions or discounts paid to broker-dealers in connection with the sales and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

      An investment in the shares offered under this prospectus involves a high degree of risk. You should carefully consider the risk factors described on pages 3 to 23 of this prospectus.

      Our common stock trades on the Nasdaq National Market and on the Nasdaq Europe Exchange in Belgium under the symbol "VITA". On October 2, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $2.55.


                            -------------------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -------------------------

                 The date of this prospectus is October 4, 2002.

                                TABLE OF CONTENTS

                                                                            Page
ABOUT THIS PROSPECTUS ...................................................     1

ABOUT ORTHOVITA, INC. ...................................................     2

RISK FACTORS ............................................................     3

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION ........................    23

THE OFFERING ............................................................    25

USE OF PROCEEDS .........................................................    26

SELLING SECURITY HOLDERS ................................................    26

PLAN OF DISTRIBUTION ....................................................    30

LEGAL MATTERS ...........................................................    32

EXPERTS .................................................................    32

WHERE YOU CAN FIND MORE INFORMATION .....................................    32


                              ---------------------

                              ABOUT THIS PROSPECTUS

     You should rely only on the information contained in or specifically incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in the jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

     Orthovita, the Orthovita logo and VITOSS are our registered trademarks, and CORTOSS, RHAKOSS, IMBIBE, ALIQUOT and VITOMATRIX are our trademarks.

     Our principal offices are located at 45 Great Valley Parkway, Malvern, Pennsylvania 19355, and our telephone number is (610) 640-1775.

                              ABOUT ORTHOVITA, INC.

         Orthovita is a Pennsylvania corporation with proprietary technologies applied to the development of biostructures, which are synthetic, biologically active, tissue engineering products for restoration of the human skeleton. Our focus is on developing products for use in spine surgery and in the repair of osteoporotic fractures. We are also addressing a broad range of clinical needs in the trauma market. We have developed several products to date:

         - VITOSS(R) Scaffold Synthetic Cancellous Bone Void Filler;

         - IMBIBE(TM) Bone Marrow Aspirate Syringe used with VITOSS;

         - CORTOSS(TM) Synthetic Cortical Bone Void Filler; and

         - ALIQUOT(TM) Microdelivery System used with CORTOSS.

In addition, we are developing RHAKOSS(TM) Synthetic Bone Spinal Implants.

         VITOSS has characteristics resembling those of cancellous bone, which is less dense, with a lattice-like or spongy structure that is subject to compressive forces. CORTOSS has characteristics resembling those of cortical bone, which is dense, structural, tubular in shape and subject to bending, load bearing and twisting forces. Both cortical and cancellous bones can be damaged from traumatic injury and degenerative disease, such as osteoporosis, creating a need for both cortical and cancellous synthetic bone substitutes.

         VITOSS is a resorbable, beta-tricalcium phosphate scaffold used as a bone void filler in trauma and spinal procedures. We received regulatory clearance for VITOSS in the U.S. from the United States Food and Drug Administration in December 2000 and the CE Mark in the European Union in July 2000. The CE mark permits us to sell VITOSS in all of the countries of the European Union, as well as in other countries such as Switzerland and Israel that have adopted the European Union's regulatory standards. These regulatory approvals allow us to market VITOSS for use as a cancellous bone void filler for bony voids or gaps of the skeletal system, including the extremities, spine and pelvis. We also received regulatory approval in March 2001 to sell VITOSS for this use in Australia. We launched VITOSS in Europe in October 2000 and in the United States in February 2001. In April 2001, we entered into an agreement with Japan Medical Dynamic Marketing, Inc., an orthopaedic company, under which Japan Medical Dynamic will initiate clinical studies necessary to apply for regulatory approval to market VITOSS in Japan. These clinical studies in Japan have not yet been initiated.

         In September 2001, we received regulatory clearance in the United States from the FDA to market IMBIBE for use as a bone marrow aspiration syringe. IMBIBE provides spine and trauma surgeons with a simple method for harvesting a patient's own bone marrow, mixing it with VITOSS and delivering the mixture to the bone graft site.

         CORTOSS is a high-strength, bone-bonding, self-setting composite used in the augmentation of screws that may have applications in a variety of orthopaedic procedures and in vertebral augmentation. We received the CE Mark for CORTOSS in October 2001 in the European Union and regulatory approval in March 2001 in Australia, which allow us to sell CORTOSS in these territories, as well as in other countries, such as Switzerland and Israel, that have adopted the European Union's regulatory standards, for use in screw augmentation procedures. Screw augmentation is a procedure for the fixation of bone screws used in patients with weak bone caused by osteoporosis. We initiated a limited launch of CORTOSS in Europe in December 2001. In addition, we are conducting post-marketing human clinical studies in Europe for the use of CORTOSS in hip compression screw augmentation. We have completed the enrollment phase of a clinical study in Europe for the use of CORTOSS in vertebral augmentation, which is a procedure for repairing fractured vertebrae. We expect to submit vertebral augmentation study results to the European regulatory authorities by the end of 2002. During 2002, we received approval from the FDA to conduct a pilot clinical study in the United States for the use of CORTOSS in vertebral augmentation. There can be no assurance that the data from any such clinical trials will support clearance or approval from the FDA or European authorities to market this product for any of these uses.

         Our ALIQUOT Microdelivery System facilitates effective delivery of our CORTOSS product directly to the surgical site. A two-part system of catheter and dispenser is designed to assure effective delivery of CORTOSS in screw augmentation procedures.

         RHAKOSS is under development as a high-strength, bone-bonding preformed composite. RHAKOSS is designed to mimic the strength and flexibility characteristics of bone, as well as its radiopacity, which means its degree of transparency to x-rays and other radiation. RHAKOSS can be manufactured into any size or shape to optimize anatomic fit. RHAKOSS is being designed to address the needs of the vertebral interbody fusion and spinal reconstruction markets. In August 2002, we completed patient enrollment for the pilot phase of our human clinical studies in Europe for our RHAKOSS spinal implants. We have begun an expanded pivotal study as a component of ongoing clinical trials in Europe to measure the safety and effectiveness of RHAKOSS for patients undergoing cervical spinal fusion surgery. There can be no assurances that the data from any such clinical trials will result in obtaining the CE Mark necessary to sell RHAKOSS in the European Union.

         We have assembled a network of independent stocking distributors in Europe, Australia and Israel and commissioned sales agencies in the U.S. in order to market VITOSS, and we are utilizing this network for CORTOSS in Europe, Australia and Israel. If Japan Medical Dynamic Marketing is successful in obtaining clearance to market VITOSS, it will distribute, sell and market VITOSS in Japan. We plan to seek a similar arrangement for CORTOSS.

         In August 2002, we entered into a supply agreement with BioMimetic Pharmaceutical Inc. that allows BioMimetic to use its recombinant human platelet derived growth factor (rhPDGF) in combination with our proprietary VITOMATRIX(TM) particulate synthetic scaffold biomaterial. Under the agreement, we will supply VITOMATRIX to BioMimetic for its clinical and commercial use in conjunction with rhPDGF. The agreement provides that, upon obtaining the requisite regulatory approvals, BioMimetic will market and sell the combined product, which is currently for investigational use, only in the dental, periodontal, oral and cranio-maxillofacial bone grafting markets.

         We incorporated in Pennsylvania in 1992. Our principal offices are located at 45 Great Valley Parkway, Malvern, Pennsylvania 19355, and our telephone number is (610) 640-1775.

                                  RISK FACTORS

         An investment in the shares of common stock offered by this prospectus involves a high degree of risk. You should carefully consider the information set forth below before investing in our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose some or all of your investment.

We are dependent on the commercial success of CORTOSS and VITOSS.

     We are highly dependent on successfully selling our products for which we have received regulatory approval. We expect approvals for our products under development, if obtained at all, to take several years. To date, we have received regulatory approval to market VITOSS and CORTOSS for specified uses in the European Union, Australia and countries adhering to the regulatory standards of the European Union. We have also received regulatory clearance to market VITOSS in the United States. For these reasons, we are dependent upon VITOSS and CORTOSS in their respective approved markets to generate sufficient revenues.

We may be unable to increase sales of our approved products.

     Because our products have only been recently approved and the markets for our products are evolving, we cannot accurately predict either the future growth rate of product sales, if any, or the ultimate size of these markets. We have generated minimal revenues from product sales into the orthopaedic spine and trauma markets since we launched VITOSS and CORTOSS, our first orthopaedic products to be approved. Certain factors which may limit our ability to increase sales include:

     - our dependence on the efforts of independent agents and distributors to promote the use of our products, over which we have limited control;
     - the introduction of new products into the market by competing orthopaedic companies based upon other competing technologies;
     - our dependence on the continued publication of independent pre-clinical and clinical data to support the use of our products;
     - our need to train a sufficient number of surgeons to create demand for our products; and
     - the need for payors to authorize insurance reimbursement for procedures using our products.

     Market acceptance of our products will largely depend on our ability to demonstrate their relative safety, efficacy, cost-effectiveness and ease of use. Surgeons will not use our products unless they determine, based on experience, clinical data and recommendations from prominent surgeons and mentors, that our products are safe and effective. Our products are based on new technologies that have not been previously used and must compete with more established treatments currently accepted as the standards of care. The attributes of some of our products may require some changes in surgical techniques that have become standard within the medical community, and there may be resistance to change. Therefore, for these products, we must be able to convince surgeons who currently favor existing techniques to switch to new procedures that would use our products. Many surgeons will not purchase our products until there is sufficient, long-term clinical evidence to convince them to alter their existing treatment methods. We believe our initial product sales have been made to a group of early adopting surgeons. In addition, surgeons may be slow to change their medical treatment practices because of perceived liability risks arising from the use of new products and the uncertainty of third party reimbursement for our products. Any failure to gain market acceptance of our products could result in lower sales and profits.

We may not be able to operate an effective sales and distribution network.

     We have assembled a network of independent stocking distributors in Europe, Australia and Israel and commissioned sales agencies in the U.S. in order to market VITOSS, and we are utilizing this network for CORTOSS in Europe, Australia and Israel. We also intend to distribute VITOSS and CORTOSS through a third party strategic alliance in Japan if they are approved there. Any failure to maintain and manage our distribution network will impair our ability to generate sales and become profitable.

     We are dependent upon these distributors and agencies for the sale of our products. There can be no assurance that the distributors and agencies will perform their obligations in their respective territories as expected, or that we will continue to derive any revenue from these arrangements. We cannot assure that our interests will continue to coincide with those of our distributors and agencies. In addition, we cannot assure that they will not develop independently, or with alternative companies, other products that could compete with our products.

     The independent U.S. agencies selling VITOSS generally sell products from other orthopaedic companies. A single agency may sell to end user hospitals VITOSS, as well as hardware manufactured by other orthopaedic companies consisting of metal plates, screws and titanium spinal cages. Should any of these other orthopaedic companies add a bone graft material to their product line, our independent agencies could decide to stop carrying VITOSS and terminate their arrangement with us. Our sales could be adversely affected if, for any reason, one or more of our successful agencies lost their hardware product line provided by other orthopaedic companies. Similarly, our independent agencies may be unable or unwilling to carry or effectively sell VITOSS should any of these other orthopaedic companies introduce new products into the market based upon other technologies that could compete with VITOSS. Additionally, our sales could be adversely affected if one or more of our successful agencies eliminated VITOSS from their product line and terminated their agency arrangement with us.

     In addition, our ability to penetrate the markets that we intend to serve is highly dependent upon the quality and breadth of the other product lines carried by our distribution network, the components of which may change from time to time, and over which we have little or no control. The complete product line represented by the distributors and agencies, including our products, is an important factor in the distributors' or agencies' ability to penetrate the market.

We may not train a sufficient number of surgeons to create demand for our products.

     It is critical to the commercial success of our products that our independent distributors and agents succeed in training a sufficient number of surgeons and in providing them adequate instruction in the use of our products. This training requires a commitment of time and money by surgeons that they may be unwilling to give. Even if surgeons are willing, if they are not properly trained, they may misuse or ineffectively use our products. This may result in unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us, any of which could damage our business and reduce product sales.

If health care providers cannot obtain third-party reimbursement for procedures using our products, or if such reimbursement is inadequate, we may never become profitable.

     Successful sales of our products in the United States and other markets will depend on the availability of adequate reimbursement from third-party payors. In the United States, healthcare providers, such as hospitals and surgeons that purchase medical devices for treatment of their patients, generally rely on third-party payors to reimburse all or part of the costs and fees associated with the procedures performed with these devices. Both public and private insurance reimbursement plans are central to new product acceptance. The Centers for Medicare and Medicaid Services (formerly, the Health Care Financing Administration) administer the policies and guidelines for coverage and reimbursement of health care providers treating Medicare beneficiaries in the United States through local fiscal intermediaries and carriers. Medicaid, designed to pay providers for care given to medically needy persons, is dually funded by federal and state appropriations and is administered by each state in the United States. If a procedure or service is deemed "medically necessary" under applicable Medicare or Medicaid rules, providers may be reimbursed under Medicare or Medicaid for the procedure or service. The United States Medicare inpatient reimbursement system is a prospective reimbursement system whereby rates are set in advance, fixed for a specific fiscal period, constitute full institutional payment for the designated health service and generally do not vary with hospital treatment costs. Medicare also reimburses outpatient services based on a predetermined fee schedule. Similarly, some states reimburse certain healthcare providers for inpatient services under their Medicaid programs by using prospective rates for diagnosis-related groups of illnesses. Therefore, healthcare providers may refuse to use our products if reimbursement is inadequate. Inadequate reimbursement by private insurance companies and government programs could significantly reduce usage of our products.

      In addition, an increasing emphasis on managed care in the U.S. has placed, and we believe will continue to place, greater pressure on medical device pricing. Such pressures could have a material adverse effect on our ability to sell our products. Failure by hospitals and other users of our products to obtain coverage or reimbursement from third-party payors or changes in governmental and private third-party payors' policies toward reimbursement for procedures employing our products would reduce demand for our products.

      Member countries of the European Union operate various combinations of centrally financed health care systems and private health insurance systems. The relative importance of government and private systems varies from country to country. The choice of devices is subject to constraints imposed by the availability of funds within the purchasing institution. Medical devices are most commonly sold to hospitals or health care facilities at a price set by negotiation between the buyer and the seller. A contract to purchase products may result from an individual initiative or as a result of a competitive bidding process. In either case, the purchaser pays the supplier, and payment terms vary widely throughout the EU. Failure to obtain favorable negotiated prices with hospitals or health care facilities could adversely affect sales of our products.

      In Japan, at the end of the regulatory approval process, the Japanese Ministry of Health, Labor and Welfare makes a determination of the reimbursement level of the product. The Ministry of Health, Labor and Welfare can set the reimbursement level for our products at its discretion. We may not be able to obtain regulatory approval in Japan or, if such approval is granted, we may not obtain a favorable per unit reimbursement level.

If we are unable to raise additional capital in the future, our product development will be limited and our long term viability may be threatened; if we raise additional capital, your percentage ownership as a shareholder of Orthovita will decrease and constraints could be placed on the operation of our business.

      We have experienced negative operating cash flows since our inception and have funded our operations primarily from proceeds received from sales of our stock. In July 2002 we raised approximately $12.9 million in net proceeds from the sale of 1,400 shares of our Series A preferred stock and warrants to purchase 6,154,747 shares of our common stock. We do not expect sales to generate cash flow in excess of operating expenses for at least the next couple of years, if at all. We expect to continue to use cash, cash equivalents and short-term investments to fund operating and investing activities. We believe that our existing cash of approximately $5.6 million as of June 30, 2002, together with the net proceeds realized in July 2002 from the sale of Series A preferred stock and warrants, will be sufficient to meet our currently estimated operating and investing requirements through 2003. We are seeking shareholder approval for the sale of 500 shares of our Series A preferred stock, which would be convertible into 2,930,832 shares of our common stock, and warrants to purchase 2,198,125 shares of our common stock at $1.612 per share. We have scheduled a meeting for October 11, 2002 at which the shareholders will vote on this proposed sale of securities. If our shareholders approve the sale, and the sale is completed, we expect to realize approximately $4.6 million in net proceeds.

      We may seek to obtain additional funds through equity or debt financings, or strategic alliances with third parties, either alone or in combination with equity. These financings could result in substantial dilution to the holders of our common stock or require debt service and/or royalty payment arrangements. Any such required financing may not be available in amounts or on terms acceptable to us. Factors that may cause our future capital requirements to be greater than anticipated include:

      - unforeseen developments during our pre-clinical and clinical trials;
      - delays in the timing of receipt of required regulatory approvals;

      - unanticipated expenditures in research and development or manufacturing activities;
      - delayed market acceptance of our products;
      - unanticipated expenditures in the acquisition and defense of intellectual property rights; or
      - the failure to develop strategic alliances for the marketing of some of our products.

      In addition, although we have no present commitments or understandings to do so, we may seek to expand our operations and product line through acquisitions or joint ventures. Any such acquisitions or joint ventures may increase our capital requirements.

      If adequate financing is not available, we may be required to delay, scale back or eliminate certain operations. In the worst case, our long term viability would be threatened.

If we fail to obtain and maintain the regulatory approvals necessary to sell our products, sales could be delayed or never realized.

      The jurisdictions in which we will seek to market our products will regulate these products as medical devices. In most circumstances, we and our distributors and agents must obtain regulatory approvals and otherwise comply with extensive regulations regarding safety, quality and efficacy standards. These regulations vary from country to country, and the regulatory review can be lengthy, expensive and uncertain. We may not obtain or maintain the regulatory approvals necessary to market our products in our targeted markets. Moreover, regulatory approvals that are obtained may involve significant restrictions on the anatomic sites and types of procedures for which our products can be used. In addition, we may be required to incur significant costs in obtaining or maintaining our regulatory approvals. If we do not obtain or maintain regulatory approvals to enable us to market our products in the U.S. or elsewhere, or if the approvals are subject to significant restrictions, we may never generate significant revenues. The regulatory requirements in some of the jurisdictions where we currently market or intend to market our products are outlined below.

      United States

      Regulation by FDA. The FDA regulates the clinical testing, manufacturing, labeling, sale, distribution and promotion of medical devices. All of our products are considered medical devices by the FDA. Before we may market our products in the U.S., we generally must obtain from the FDA either market clearance through a Section 510(k) premarket notification or premarket approval through a premarket approval application. The amount of time and expenses associated with obtaining a clearance under the Section 510(k) notification process is usually less than that under the premarket approval application process. In December 2000, we received notice that the FDA granted Section 510(k) marketing clearance for VITOSS. The FDA granted Section 510(k) marketing clearance for IMBIBE in September 2001.

      If clinical trials of a device are required in connection with either a 510(k) notification or a premarket approval application and the device presents a "significant risk," the sponsor of the trial must file an investigational device exemption prior to commencing clinical trials. We filed an investigational device exemption with the FDA in the United States to conduct clinical trials for use of CORTOSS in vertebral augmentation. During 2002, we received approval from the FDA to conduct a pilot clinical study in the United States for the use of CORTOSS in vertebral augmentation. There can be no assurance that the data from this clinical trial will support FDA clearance or approval to market this product for this use.

      We are currently manufacturing VITOSS and CORTOSS in the United States and distributing VITOSS in the United States, Europe, Australia and Israel, and distributing CORTOSS in Europe and Australia. We are manufacturing IMBIBE and ALIQUOT through outside third-party contract manufacturers. VITOSS, as well as any other products that we manufacture or distribute following the approval thereof by the FDA, will be subject to extensive regulation by the FDA. If safety or efficacy problems occur after the product reaches the market, the FDA may impose severe limitations on the use of any approved or cleared product. Moreover, modifications to the approved or cleared product may require the submission of a new premarket approval application or a premarket approval application supplement, or a new 510(k) notification. We may not be successful in obtaining the approval or clearance of any new premarket approval applications, necessary premarket approval application supplements, or new 510(k) notifications in a timely manner, if at all. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and criminal prosecution.

     European Union and Other International Markets

     General. International sales of medical devices are subject to the regulatory requirements of each country in which the products are sold. Accordingly, the introduction of our products in markets outside the U.S. will be subject to regulatory clearances in those jurisdictions. The regulatory review process varies from country to country. Many countries also impose product standards, packaging and labeling requirements and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements. The approval by foreign government authorities is unpredictable and uncertain, and can be expensive. Our ability to market our products could be substantially limited due to delays in receipt of, or failure to receive, the necessary approvals or clearances.

     Requirement of CE marking in the European Union. To market a product in the European Union, we must be entitled to affix a CE marking, an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. A CE marking allows us to market a product in all of the countries of the European Union, as well as in other countries, such as Switzerland and Israel, that have adopted the European Union's regulatory standards. To date, we have received a CE marking for the use of VITOSS as a bone void filler and for the use of CORTOSS in screw augmentation. Additionally, we are completing clinical trials with CORTOSS for vertebral augmentation, and conducting clinical trials with RHAKOSS for spinal implants. There can be no assurance that we will receive CE markings for CORTOSS for any other indications for use, or that we will receive CE markings for RHAKOSS or any of our other products.

     Requirement of approval in Japan. In order to market our products in Japan, we must obtain the approval of the Japanese Ministry of Health, Labor and Welfare. We will need to conduct clinical trials for VITOSS and CORTOSS in Japan to obtain approval there for those two products. Accordingly, we entered into a third party strategic alliance to conduct clinical trials, obtain the necessary regulatory approvals and market our VITOSS product in Japan. There can be no assurance that we will ultimately obtain the approvals necessary to market our products in Japan. While we intend to seek a similar strategic alliance for CORTOSS in Japan, we cannot assure that we will succeed in achieving such an alliance.

If we do not manage commercial scale manufacturing capability and capacity for our products, our product sales may suffer.

     We have completed construction of our VITOSS and CORTOSS manufacturing facilities and have successfully produced commercial product. Our VITOSS and CORTOSS manufacturing facilities are certified as meeting the requirements of ISO 9001 and European Norm 46001 for the period July 1, 2000 through July 1, 2003, and are subject to inspection by the FDA for compliance with FDA device manufacture requirements. We are manufacturing IMBIBE and ALIQUOT through outside third party contract manufacturers. In order to commercialize CORTOSS in the United

     States, its manufacturing facility must first pass inspection by the FDA.

     Our product sales depend upon, among other things, our ability to manufacture our products in commercial quantities, in compliance with regulatory requirements and in a cost-effective manner. The manufacture of our products is subject to regulation and periodic inspection by various regulatory bodies for compliance with quality standards. There can be no assurance that the regulatory authorities will not, during the course of an inspection of existing or new facilities, identify what they consider to be deficiencies in meeting the applicable standards and request or seek remedial action.

     Failure to comply with such regulations or a delay in attaining compliance may result in:

     -   warning letters;
     -   injunctions suspending our manufacture of products;
     -   civil and criminal penalties;
     - refusal to grant premarket approvals, CE marks or clearances to products that are subject future or pending submissions;
     -   product recalls or seizures of products; and
     -   total or partial suspensions of production.

     Our ability to manufacture VITOSS and CORTOSS is dependent on a limited number of specialty suppliers of certain raw materials. The failure of a supplier to continue to provide us with these materials at a price or quality acceptable to us, or at all, would have a material adverse effect on our ability to manufacture these products. Moreover, our failure to maintain strategic reserve supplies of each significant single-sourced material used to manufacture VITOSS, CORTOSS and certain products that we may develop in the future may result in a breach of our material financing agreements. Although we believe that we maintain good relationships with our suppliers, there can be no guarantee that such supplies and services will continue to be available with respect to our current and future commercialized products.

It may be difficult to operate in international markets.

     We operate in international markets and a number of risks are inherent in international operations. For example, international sales and operations may be limited or disrupted by the imposition of governmental controls, difficulties in managing international operations, and fluctuations in foreign currency exchange rates. The international nature of our business subjects us and our representatives, agents and distributors to the laws and regulations of the jurisdictions in which they operate, and in which our products are sold.

If losses continue in the long term, it could limit our growth in the orthopaedic industry and slow our generation of revenues.

     To date, we have not been profitable. We have incurred substantial operating losses since our inception and, at June 30, 2002, had an accumulated deficit of approximately $67.9 million. These losses have resulted principally from:

     -   the development and patenting of our technologies;
     -   pre-clinical and clinical studies;
     -   preparation of submissions to the FDA and foreign regulatory bodies;
     -   the development of manufacturing, sales and marketing capabilities; and
     - unforeseen competitor developments which adversely affect our distribution channels.

     We expect to continue to incur significant operating losses in the future as we continue our product development efforts, expand our marketing and sales activities and further develop our manufacturing capabilities. We may not ever successfully commercialize our products in development. We may never be able to achieve or maintain profitability in the future and our products may never be commercially accepted or generate sufficient revenues.

If we fail to meet our obligations under a revenue sharing agreement, we may be required to repurchase from an investor its right to receive revenues on certain of our product sales, and the investor could foreclose on certain assets that are essential to our operations.

     During October 2001, we completed a $10 million product development and equity financing with Paul Capital Royalty Acquisition Fund, L.P. In this financing, we sold Paul Royalty a revenue interest and shares of our common stock. The revenue interest provides for Paul Royalty to receive 3.5% on the first $100 million of annual sales plus 1.75% of annual sales in excess of $100 million of certain of our products, including VITOSS, CORTOSS and RHAKOSS, in North America and Europe through 2016, subject to certain adjustments. This royalty percentage can increase if we fail to meet contractually specified levels of annual net sales of products for which Paul Royalty is entitled to receive its revenue interest. Our obligation to pay the revenue interest is secured by our licenses, patents and trademarks relating to certain of our products, including VITOSS, CORTOSS and RHAKOSS, in North America and Europe, and the 12% royalty interest we pay to Vita Licensing, Inc., our wholly-owned subsidiary, on the sales of our products (collectively, the "Pledged Assets"). We are also required to maintain:

     - cash and cash equivalent balances equal to or greater than the product of (i) 1.5 and (ii) total operating losses, net of non-cash charges, for the preceding fiscal quarter; and

     - total shareholders' equity of at least $8,664,374; provided, however, that under the provisions of the agreement with Paul Royalty, when calculating shareholders' equity for the purposes of the financial covenants, the revenue interest obligation is included in shareholders' equity.

     As of June 30, 2002, we were in compliance with all financial covenants. However, if we fail to maintain such balances and shareholders' equity, Paul Royalty can demand that we repurchase its revenue interest.

     In addition to the failure to comply with the financial covenants described above, the occurrence of certain events, including those set forth below, triggers Paul Royalty's right to require us to repurchase its revenue interest:

     - a judicial decision that has a material adverse effect on our business, operations, assets or financial condition;

     - the acceleration of our obligations or the exercise of default remedies by a secured lender under certain debt instruments;

     - a voluntary or involuntary bankruptcy that involves us or our wholly owned subsidiary, Vita Special Purpose Corp.;

     - our insolvency;

     - a change in control of our company; and

     - the breach of a representation, warranty or certification made by us in the agreements with Paul Royalty that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on our business, operations, assets or financial condition, and such breach is not cured within 30 days after notice thereof from Paul Royalty.

     We may not have sufficient cash funds to repurchase the revenue interest upon a repurchase event. The exact amount of the repurchase price is dependent upon certain factors, including when the repurchase event occurs. The repurchase price targets an internal rate of return for Paul Royalty's $10 million investment of up to 45% net of revenue interest amounts paid by us to Paul Royalty during the term of the revenue sharing agreement. The March 22, 2002 amendment to our agreement with

     Paul Royalty reduced by $3,333,333 the amount that would be due to Paul Royalty should any such repurchase event described above occur in the future. If we were unable to repurchase the revenue interest upon a repurchase event, Paul Royalty could foreclose on the Pledged Assets, and we could be forced into bankruptcy. Paul Royalty could also foreclose on the Pledged Assets if we became insolvent or involved in a voluntary or involuntary bankruptcy proceeding. No repurchase events or foreclosures have occurred as of September 27, 2002. If a repurchase event had been triggered and Paul Royalty exercised its right to require us to repurchase its revenue interest as of June 30, 2002, we would have owed Paul Royalty approximately $9,619,784.

We may be required to redeem shares of preferred stock upon the occurrence of certain events.

     During July 2002, we completed a private placement of 1,400 shares of our Series A preferred stock to the selling security holders named in this prospectus. In connection with the private placement, we agreed to sell an additional 500 shares of our Series A preferred stock to one or more of the selling security holders named in this prospectus, subject to approval by our shareholders. We will seek shareholder approval for the sale of the additional 500 shares of Series A preferred stock at a meeting of our shareholders scheduled for October 11, 2002. See the risk factor under the heading "This offering will further increase the number of shares of our common stock that may be sold into the market. This offering could cause the market price of our common stock to drop significantly, even if our business is doing well" for more information regarding the Series A preferred stock.

     Upon the occurrence of each of the following events, each holder of Series A preferred stock can require us to redeem each share of Series A preferred stock held by such holder for cash in an amount equal to (i) $11,000 plus
     (ii) any accrued and unpaid dividend payments:

     - our failure or refusal to convert any shares of the Series A preferred stock in accordance with the terms thereof, or our material breach of any other term or provision of the terms of the Series A preferred stock;

     - any breach of any warranty or representation made by us as of the date of the Series A preferred stock purchase agreement that is reasonably likely to have a material adverse effect on Orthovita; or

     - any breach by us of any covenant or other provision of the Series A preferred stock purchase agreement that is reasonably likely to have a material adverse effect on Orthovita.

     We may not have sufficient cash funds to redeem the Series A preferred stock upon a redemption event. If we were unable to redeem the Series A preferred stock upon a redemption event, we could be forced into bankruptcy.

Our results of operations may fluctuate due to factors out of our control.

     VITOSS, IMBIBE, CORTOSS and ALIQUOT are currently our only products for which we have received regulatory approvals for sale. VITOSS is cleared for sale under a CE Mark in the European Union and under a 510(k) marketing clearance in the United States. IMBIBE is cleared for sale under a 510(k) in the United States. CORTOSS and ALIQUOT are cleared for sale under a CE Mark in the European Union. We began selling VITOSS in Europe in the fourth quarter of 2000 and began selling VITOSS in the U.S. late in the first quarter of 2001. Orthovita began sales of CORTOSS in Europe and IMBIBE in the United States at the end of 2001. Orthovita began sales of ALIQUOT in Europe in the second quarter of 2002. Future levels of CORTOSS, ALIQUOT and IMBIBE product sales are difficult to predict. VITOSS product sales are difficult to predict at this early stage of the product launch process and VITOSS sales to date may not be indicative of future sales levels. VITOSS, CORTOSS and ALIQUOT sales levels in Europe may fluctuate due to the timing of any distributor stocking orders and VITOSS and IMBIBE sales levels may fluctuate in the U.S. due to the timing of orders from hospitals. Our results of operations may fluctuate significantly in the future as a result of a number of factors, many of which are outside of our control. These factors include, but are not limited to:

     - the timing of governmental approvals for our products and our competitors' products;
     - unanticipated events associated with clinical and pre-clinical trials of our products;
     -  the medical community's acceptance of our products;
     - the timing in obtaining adequate third party reimbursement of our products;
     -  the success of products competitive with ours;
     -  our ability to enter into strategic alliances with other companies;
     - expenses associated with development and protection of intellectual property matters;
     -  establishment of commercial scale manufacturing capabilities;
     -  world events affecting logistics and elective surgery trends;
     -  the timing of expenses related to commercialization of new products; and
     - competitive disruptions to our distribution channels from business development arrangements.

     The results of our operations may fluctuate significantly from quarter to quarter and may not meet expectations of securities analysts and investors. This may cause our stock price to be volatile.

Our business will be damaged if we are unable to protect our proprietary rights to the technologies used in our products, and we may be subject to intellectual property infringement claims by others.

     We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws, nondisclosure and confidentiality agreements and other contractual restrictions to protect our proprietary technology. However, these measures afford only limited protection and may not adequately protect our rights. For example, our patents may be challenged, invalidated or circumvented by third parties. As of September 12, 2002, we own or control six issued U.S. patents, two allowed patents and ten pending patent applications in the United States, and several counterparts of certain of these patents and pending patent applications in Europe, Canada, Mexico and Japan. There can be no assurance that patents will issue from any of the pending patent applications. Since patent applications filed prior to December 2000 in the United States are maintained in secrecy until issued and patent applications filed in the United States after November 2000 are maintained in secrecy for 18 months, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries, we cannot be certain that we were the first creator of inventions covered by pending patent applications or that we were the first to file patent applications for the relevant inventions. If we do receive a patent, it may not be broad enough to protect our proprietary position in the technology or to be commercially useful to us. In addition, if we lose any key personnel, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. Finally, even if our intellectual property rights are adequately protected, litigation may be necessary to enforce our intellectual property rights, which could result in substantial costs to us and result in a diversion of management attention. If our intellectual property is not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and compete more directly with us, which could damage our business.

     In addition, to determine the priority of inventions, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office or in opposition, nullity or other proceedings before foreign agencies with respect to any of our existing patents or patent applications or any future patents or applications, which could result in substantial cost to us. Further, we may have to participate at substantial cost in International Trade Commission proceedings to abate importation of goods that would compete unfairly with our products.

     In addition to the risk of failing to adequately protect our proprietary rights, there is a risk that we may become subject to a claim that we infringe upon the proprietary rights of others. Although we do not believe that we are infringing the rights of others, third parties may claim that we are doing so. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which may later result in issued patents that our products infringe. There is a substantial amount of litigation over patent and other intellectual property rights in the medical device industry generally, and in the spinal market segments particularly. If the holder of patents brought an infringement action against us, the cost of litigating the claim could be substantial and divert management attention. In addition, if a court determined that one of our products infringed a patent, we could be prevented from selling that product unless we could obtain a license from the owner of the patent. A license may not be available on terms acceptable to us, if at all. Modification of our products or development of new products to avoid infringement may require us to conduct additional clinical trials for these new or modified products and to revise our filings with the FDA, which is time consuming and expensive. If we were not successful in obtaining a license or redesigning our product, our business could suffer.

     Enforceability of Patents. Under Title 35 of the United States Code as amended by the General Agreement on Tariffs and Trade implementing the Uruguay Round Agreement Act of 1994, ("Title 35"), patents that issue from patent applications filed prior to June 8, 1995 will enjoy a 17-year period of enforceability as measured from the date of patent issue, or a 20-year period of enforceability as measured from the earliest effective date of filing, whichever is longer. Patents that issue from applications filed on or after June 8, 1995 will enjoy a 20-year period of enforceability as measured from the date the patent application was filed or the first claimed priority date, whichever is earlier. Patents that issue from applications filed on or after June 8, 1995 may be extended under the term extension provisions of Title 35 for a period of up to five years to compensate for any period of enforceability lost due to interference proceedings, government secrecy orders or successful appeals to the Board of Patent Appeals and Interferences or the Federal courts. Under the Drug Price Competition and Patent Term Restoration Act of 1984, including amendments implemented under Title 35, the period of enforceability of the first patent for a product or use may be extended for up to five years to compensate the patent holder for the time required for FDA regulatory review of the product. Any extension under the Patent Term Restoration Act and any extension under Title 35 are cumulative. We may not be able to take advantage of all of the patent term extension provisions of these laws, and these extensions may not adequately restore the time lost to the FDA approval process. If the current law is changed to shorten the duration of patent protection, our ability to protect our proprietary information and sustain the commercial viability of our products will decrease. The possibility of shorter terms of patent protection, combined with the lengthy FDA review process and possibility of extensive delays in such process, could effectively reduce the term during which a marketed product could be protected by patents.

     FBFC Patent Challenge. In July 1992, we obtained a license from FBFC International, a Belgian company, that allowed us to manufacture and sell our BIOGRAN dental grafting products. We sold the rights to sell the BIOGRAN product line in March 2000 to Implant Innovations, Inc., or 3i. In July 1994, U.S. Biomaterials Corporation filed with the U.S. Patent and Trademark Office a Request for Reexamination of a patent held by FBFC for BIOGRAN, of which we were the exclusive licensee. FBFC filed a response in this proceeding, establishing that the claims of the FBFC patent were properly allowed. As a result, a Certificate of Reexamination was issued by the U.S. Patent and Trademark Office confirming the patentability of all claims of the FBFC patent without amendment. However, U.S. Biomaterials Corporation also instituted a nullification proceeding against the European counterpart to FBFC's U.S. patent. The opposition division of the European Patent Office tentatively decided in FBFC's favor, but the matter is still proceeding under an appeal. In connection with the BIOGRAN sale to 3i, 3i assumed control of this matter and we agreed to reimburse 3i for the associated legal costs and to provide a limited indemnity with respect to the matter. We do not believe there are any material liabilities with respect to the indemnification for this matter.

We may lack the financial resources needed to respond to technological changes and other actions by competitors, obtain regulatory approvals for our products and efficiently market our products.

     Extensive research efforts and rapid technological change characterize the market for products in the orthopaedic market. We anticipate that we will face intense competition from medical device, medical products and pharmaceutical companies. Our products could be rendered noncompetitive or obsolete by competitors' technological advances. We may be unable to respond to technological advances through the development and introduction of new products. Moreover, many of our existing and potential competitors have substantially greater financial, marketing, sales, distribution, manufacturing and technological resources than us. These competitors may be in the process of seeking FDA or other regulatory approvals, or patent protection, for their respective products. Our competitors could, therefore, commercialize competing products in advance of our products. They may also enjoy substantial advantages over us in terms of:

     -  research and development expertise;
     -  experience in conducting clinical trials;
     -  experience in regulatory matters;
     -  manufacturing efficiency;
     -  name recognition;
     -  sales and marketing expertise;
     -  established distribution channels; and
     -  established relationships with health care providers and payors.

     As a result of the above, our plans for market acceptance of our products may be adversely impacted.

We may acquire technologies or companies in the future, and these acquisitions could result in dilution to our shareholders and disruption of our business.

     Entering into an acquisition could divert management attention. We also could fail to assimilate the acquired company, which could lead to higher operating expenses. Finally, our shareholders could be diluted if we issue shares of our stock to acquire another company or technology.

This offering will further increase the number of shares of our common stock that may be sold into the market. This offering could cause the market price of our common stock to drop significantly, even if our business is doing well.

     On July 26, 2002, we completed a private placement transaction in which we sold 1,400 shares of our convertible Series A preferred stock and warrants to purchase 6,154,747 shares of our common stock to the selling security holders. In addition, we agreed to sell to one or more of OrbiMed Associates LLC, PW Juniper Crossover Fund, L.L.C. and Caduceus Private Investments, LP (these three affiliated funds are collectively referred to as "OrbiMed"), and OrbiMed agreed to purchase from us, an additional 500 shares of our Series A preferred stock and additional warrants to purchase 2,198,125 shares of our common stock (collectively, the "Second Closing Securities") at a second closing if certain conditions are met, including approval of the sale of the Second Closing Securities by our shareholders (the "Second Closing"). Accordingly, we have scheduled a meeting of our shareholders for October 11, 2002 at which our shareholders will vote on this matter. The other conditions that must be satisfied (unless waived by OrbiMed) in order to obligate OrbiMed to effect the Second Closing are:

        - each of the representations and warranties made by Orthovita in the Series A preferred stock purchase agreement and in the documents related thereto must be true and correct as of the date of the Second Closing except (i) as may be indicated in schedules delivered as of the

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

            date of the Second Closing; and (ii) for representations and warranties that speak as of a specific date, which representations and warranties must be true and correct as of such date; and

        - our shareholders must have approved an amendment to our bylaws providing for the rights of holders of the Series A preferred stock to nominate one member to our board of directors, and to approve the nomination of up to two additional independent directors who are not affiliated with the holders of the Series A preferred stock.

     The Second Closing Securities will be allocated among the three OrbiMed funds in the manner specified by OrbiMed. The Second Closing shall occur no later than 5 business days after the satisfaction or waiver of the conditions described above, provided that we will have no obligation to effect the Second Closing if our shareholders do not approve the sale of the Second Closing Securities.

     As part of our Series A preferred stock and warrant private placement transaction, we are currently registering for resale the shares issuable upon conversion of the Series A preferred stock (including the Series A preferred stock that we may sell at the Second Closing) and the exercise of the warrants (including the warrants that we may sell at the Second Closing and those that we previously issued and may issue at the Second Closing to the placement agent of the private placement).

     Sales of substantial amounts of common stock in the public market as a result of this offering could reduce the market price of our common stock and make it more difficult for us and our shareholders to sell our equity securities in the future. The 23,076,200 shares of our common stock covered by this prospectus will become freely saleable in the public market. These shares consist of: (i) 8,206,330 shares that may be issued upon the conversion of outstanding shares of our Series A preferred stock; (ii) 2,930,832 shares that may be issued upon the conversion of shares of our Series A preferred stock that may be sold by us at the Second Closing;
     (iii) 6,154,747 shares that may be issued upon the exercise of outstanding warrants that were sold to investors; (iv) 2,198,125 shares that may be issued upon the exercise of warrants that may be sold by us at the Second Closing; (v) 820,633 shares that may be issued upon the exercise of outstanding warrants issued by us to the placement agent for the private placement; (vi) 293,083 shares that may be issued upon the exercise of warrants issuable to the placement agent at the Second Closing; and (vii) an additional 2,472,450 shares that have or may be issued: (x) as a payment of dividends on our Series A preferred stock; or (y) upon the conversion of Series A preferred stock or exercise of warrants if adjustments are made to the conversion price of the Series A preferred stock or to the number of shares issuable upon the exercise of the warrants, as the case may be. All outstanding shares of our Series A preferred stock will automatically convert into common stock at the conversion price then in effect if any of the following occur:

        - the registration statement of which this prospectus is a part is effective (or the shares registered thereunder may be sold without registration under the Securities Act of 1933, as amended), and the market price of our common stock is greater than 200% of the conversion price of the Series A preferred stock;

        - the closing of a firm commitment underwritten offering of our common stock, of which the offering price is greater than 200% of the Series A preferred stock conversion price, the aggregate gross proceeds to us are greater than $20.0 million, and the registration statement of which this prospectus is a part is effective (or the shares registered thereunder may be sold without registration under the Securities Act);

        - the closing of a sale of a majority of our capital stock or a merger or consolidation in which we are not the surviving entity, and the per share consideration received by our common stockholders is not less than 110% of the Series A preferred stock conversion price plus all accrued and unpaid dividends on the Series A preferred stock;

        - we notify the holders of Series A preferred stock that we have filed with the SEC a Quarterly Report on Form 10-Q or Annual Report on Form 10-K that reports, for the immediately preceding fiscal quarter or fiscal year, whichever may be applicable, revenues from sales of our VITOSS, CORTOSS, RHAKOSS, IMBIBE and ALIQUOT products equal to or in excess of either (a) $6.25 million or (b) $5.0 million if we acquire an entity with a capitalization in excess of $10.0 million that has products being sold; or

        - written notice of mandatory conversion is given to us and the holders of our Series A preferred stock by OrbiMed; provided, however, that if OrbiMed forces a conversion upon the closing of a sale of the majority of our capital stock or a merger or consolidation in which we are not the surviving entity, then the holders of at least a majority of the shares of our Series A preferred stock then outstanding must consent to such conversion (provided that such consenting holders cannot have an aggregate ownership interest of 10% or more in the other entity party to the merger or consolidation), and the consideration to be received by holders of our Series A preferred stock must be no less than an amount equal to the difference between $12,000 per share of Series A preferred stock and all dividends that have been paid, or are accumulated and unpaid, with respect to one share of Series A preferred stock.

     The number of shares covered by this prospectus represents approximately 53.5% of the total number of our shares of common stock that are issued and outstanding. The number of shares offered by the selling security holders includes substantially more than the sum of (i) the shares they have received as payment of dividends on the Series A preferred stock and (ii) the number of shares to which they are currently eligible to receive upon the conversion of the Series A preferred stock and the exercise of the warrants. We are registering for resale more shares than have been issued or are currently issuable under the Series A preferred stock and warrants pursuant to contractual obligations with the selling security holders and to ensure that a sufficient number of shares is registered in the event that (i) we pay dividends on the Series A preferred stock by issuing shares of common stock in lieu of paying such dividends in cash, or (ii) adjustments, if any, are made to the conversion price of the Series A preferred stock or to the number of shares issuable upon the exercise of the warrants. See "THE OFFERING" on page 25. Sales of these shares in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our common stock below current levels.

     The principal terms of the Series A preferred stock and warrant financing, including the rights, preferences and privileges of the Series A preferred stock and a description of the warrants, are summarized below. We filed copies of (i) the Series A preferred stock purchase agreement dated as of July 19, 2002; (ii) the statement of designations of the Series A preferred stock; (iii) the form of the warrants sold or to be sold to investors in the financing; (iv) the form of the warrants issued or issuable to SCO Securities LLC, as placement agent, or its designees; and (v) the investor rights agreement dated as of July 19, 2002 that we entered into with the purchasers of the Series A preferred stock (collectively, (i) through (v) above are referred to as the "Financing Documents") as exhibits to a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 23, 2002 and amended on July 31, 2002. You are encouraged to review the full text of the Financing Documents. The following summary is qualified in its entirety by reference to the more detailed terms set forth in the Financing Documents.

Terms of Series A Preferred Stock

     Dividends. Dividends on the Series A preferred stock will accrue and be cumulative from the date of original issuance of the shares of the Series A preferred stock, whether or not such dividend is earned or declared by the Board of Directors, and will be payable at our option either in cash or in kind (subject to certain share issuance caps - see "Limitations on Issuances of Common Stock" below) on

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

     March 31, June 30, September 30 and December 31 of each year. The dividend rate on each share of Series A preferred stock will be 6% per year on the $10,000 face value of the Series A preferred stock. Commencing after June 30, 2004, the dividend rate will increase by an additional two percentage points per share per year, up to a maximum dividend rate of 14% per share per year. In addition, in the event that the Series A preferred stock becomes subject to mandatory conversion due to our achievement of certain revenue targets, we will pay an additional dividend equal to the difference between (x) $2,000 per share of Series A preferred stock to be converted and (y) the sum of all dividends that have been paid and all accrued but unpaid dividends with respect to each such share.

     Conversion Price. Each share of Series A preferred stock is convertible at any time, at the option of the holder, into shares of common stock (subject to the certain share issuance caps - see "Limitations on Issuances of Common Stock" below). The number of shares of common stock issuable upon conversion of each share of Series A preferred stock is equal to (A) (i) in the event of a deemed liquidation of Orthovita, the amount equal to the difference between $12,000 per share of Series A preferred stock and all dividends that have been paid or are accumulated and unpaid with respect to one share of Series A preferred stock, or (ii) in all other cases, $10,000 per share of Series A preferred stock, plus any accumulated and unpaid dividends thereon, divided by (B) the Series A preferred stock conversion price, which is currently $1.706. A "deemed liquidation" shall be deemed to have occurred if we are acquired by another entity in a transaction that results in the transfer of over 50% of the outstanding voting power, or the sale of all or substantially all of the assets or capital stock of Orthovita, unless (i) in connection with such transaction, the holders of Series A preferred stock receive preferred stock of the successor entity having terms and conditions no less favorable than those of the Series A preferred stock; or (ii) we redeem the Series A preferred stock.

     Limitations on Issuances of Common Stock. We are generally not permitted to issue additional shares of common stock upon conversion of the Series A preferred stock or pursuant to a dividend in kind payment with respect to a holder of Series A preferred stock (with the exception of OrbiMed), if the number of shares of common stock then beneficially owned by such holder and its affiliates would exceed 4.95% (the "Beneficial Ownership Cap"). To the extent that any shares of Series A preferred stock are not automatically converted into common stock upon the occurrence of a mandatory conversion event on account of the Beneficial Ownership Cap, then certain rights of the Series A preferred stock, including the right to accrue dividends, liquidation preferences, adjustments to the conversion price by virtue of Dilutive Issuances (see "Adjustments to Conversion Price" below), redemption rights and protective voting provisions, shall cease.

     In addition, if we are prohibited under the Nasdaq Marketplace Rules or similar rules or regulations from issuing an aggregate number of shares of common stock upon conversion of the Series A preferred stock, as a payment of any dividends thereon or upon exercise of the warrants in excess of a prescribed amount (the "Issuance Cap Amount"), then we will not issue shares upon conversion of the Series A preferred stock, as a payment of any dividend or upon exercise of the warrants in excess of the Issuance Cap Amount. Prior to the approval by our shareholders, the foregoing restriction will limit the number of shares of common stock issuable to 4,003,904 shares.

     Adjustments to Conversion Price. The conversion price will be subject to adjustment in certain events including stock splits, stock dividends, subdivisions or combinations of the common stock, and issuing to the holders of common stock dividends or other distributions of:

     - cash (other than cash dividends paid out of earnings or earned surplus legally available under the laws of Pennsylvania);
     - evidences of indebtedness, shares of stock of any class or any other securities or property; or
     - any warrants or other rights to subscribe for or purchase any evidences of indebtedness, any shares of stock of any class or any other securities or property of any nature or purchase of other rights for or securities convertible into stock, warrants, securities or other property.

     In the event that we issue or sell additional shares of Common Stock (including securities exercisable for or convertible into common stock) for consideration per share that is less than the then-applicable conversion price (a "Dilutive Issuance"), the conversion price of the Series A preferred stock will also be subject to adjustment in the following manner:

     - if a Dilutive Issuance occurs at any time prior to the close of business on July 26, 2006, then the conversion price will be adjusted on a "full ratchet" basis, meaning that the conversion price will be reduced to the price per share issued in the Dilutive Issuance; and
     - if a Dilutive Issuance occurs at any time after July 26, 2006, then the conversion price will be adjusted on a "weighted-average" basis, meaning that the conversion price will be reduced based on the weighted average of the purchase price paid for the Series A preferred stock and the per share price of the shares issued in the Dilutive Issuance.

     A Dilutive Issuance will be deemed not to have occurred, however, in the following events:

     - issuance of common stock upon the exercise of options or the issuance of stock options under any currently authorized stock option plan;
     - the exercise of options, warrants or other convertible securities outstanding as of July 23, 2002;
     - the conversion of the Series A preferred stock or the exercise of the warrants sold or issued in the private placement;
     - the issuance of shares as payment of dividends on the Series A preferred stock;
     - the issuance of shares pursuant to a stock split, combination, subdivision, dividend or other distribution on outstanding shares of common stock; or
     - the issuance of shares of common stock, options or warrants issuable pursuant to the anti-dilution provisions contained in the warrants in existence on July 23, 2002.

     In the event of a downward adjustment to the conversion price, more shares of common stock will therefore be issuable upon subsequent conversions of the Series A preferred stock than would be issuable prior to such adjustment.

     Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Orthovita, the holders of the Series A preferred stock will be entitled to receive, prior and in preference to the holders of the common stock, a liquidation preference per share of Series A preferred stock equal to the greater of the following:

        (1) in the event of a deemed liquidation, such as the acquisition of Orthovita by another entity that results in the transfer of over 50% of the outstanding voting power, or the sale of all or substantially all of the assets or capital stock of Orthovita (a "Change of Control"), an amount equal to the difference between $12,000 per share of Series A preferred stock and all dividends that have been paid, or are accumulated and unpaid, with respect to one share of Series A preferred stock; or, in all other cases, $10,000 per share of Series A preferred stock plus any accumulated and unpaid dividends thereon; or
        (2) the cash or other property distributable upon such liquidation with respect to the shares of common stock into which the Series A preferred stock (plus all accrued and unpaid dividends) could have been converted immediately prior to the liquidation payment.

     If the assets upon liquidation are insufficient to make the full payment to the holders of the Series A preferred stock, then the available assets will be distributed pro-rata among the holders of the Series A preferred stock.

     Voting Rights. The holders of the Series A preferred stock will have full voting rights and powers equal to the voting rights and powers of the holders of the common stock and will be entitled to notice of all shareholder meetings in accordance with our bylaws. The holders of the Series A preferred stock will be entitled to vote with respect to any question upon which the holders of the common stock have the right to vote and will generally vote with the holders of the common stock as one class, including with respect to the election of directors (except that the Series A preferred stock will not be permitted to vote to approve any issuance of securities in excess of the Issuance Cap Amount). Each holder of shares of Series A preferred stock will be entitled to the number of votes equal to the number of shares of common stock into which such shares of Series A preferred stock could be converted on the record date for the taking of vote at the initial conversion price, or $1.706, subject to the Beneficial Ownership Cap and the Issuance Cap Amount. The initial conversion price will not be subject to adjustment, other than with respect to stock dividends, subdivisions and combinations, for purposes of determining the number of votes to which a holder of Series A preferred stock is entitled.

     Protective Provisions. As long as any shares of Series A preferred stock are outstanding and constitute more than 15% of all of the outstanding common stock (assuming conversion of all convertible securities into common stock), we may not generally, without the approval of holders representing a majority of the shares of the Series A preferred stock, take the following actions:

     -   amend, alter or repeal any provision of our articles of incorporation;
     - authorize or create, or increase the number of authorized shares of, any stock of any class, or any security convertible into stock of any class, or authorize or create any new class of preferred stock;
     - redeem, purchase or acquire, directly or indirectly, any shares of our capital stock or any of our subsidiaries or any option, warrant or other right to purchase or acquire any such shares, other than redemption of the Series A preferred stock and the warrants; or
     - declare or pay any dividend or other distribution with respect to our capital stock or any subsidiary, other than a dividend or other distribution pursuant to the terms of the Series A preferred stock.

Terms of the Warrants

     Exercise Period. The warrants issued or issuable to purchasers of the Series A preferred stock are exercisable at any time until July 25, 2007, or such earlier date as determined by OrbiMed in accordance with the warrants prior to the consummation of a Change of Control of Orthovita. Pursuant to the terms of the warrants, if we authorize, approve or enter into an agreement contemplating a Change of Control, then OrbiMed may, at its election, cause the exercise period of the warrants to expire by giving at least 15 days prior notice to the holders of the warrants. However, if OrbiMed elects to shorten the exercise period, but the Change of Control is not consummated, then the expiration date of the warrants shall be reinstated to July 25, 2007.

     Exercise Price; Adjustments. The exercise price of the warrants is $1.612 per share. The exercise price of, and the number of shares subject to, the warrants will be subject to adjustment in certain events including stock splits, stock dividends, subdivisions or combinations of our common stock, and the taking of record of the holders of common stock for the purpose of entitling them to receive dividends or other distributions of:

     - issuances of cash (other than cash dividends paid out of surplus earnings);
     - evidences of indebtedness, shares of stock of any class or any other securities or property; and
     - any warrants or other rights to subscribe for or purchase any evidences of indebtedness, any shares of stock of any class or any other securities or property of any nature or purchase of other rights for or securities convertible into stock, warrants, securities or other property.

     In addition, the exercise price and number of shares issuable upon exercise of the warrants are subject to adjustment on a weighted-average basis in the event that we issue or sell additional shares of common stock (including securities exercisable for or convertible into common Stock) for consideration per share that is less than the then-applicable exercise price of the warrants (a "Warrant Dilutive Issuance"). If a Warrant Dilutive Issuance occurs, the exercise price will decrease and the number of shares issuable upon exercise of the warrants will increase.

Terms of the Placement Agent Warrants

     The warrants issued or issuable to the placement agent have terms that are substantially similar to those under the warrants described above, except that the exercise price of the placement agent warrants is $1.706 per share, and the exercise price and number of shares issuable upon exercise of such warrants are not subject to adjustment upon the issuance of securities below the exercise price then in effect.

Our prior use of Arthur Andersen LLP as our independent public accountant could impact our ability to access the capital markets.

     Our consolidated financial statements as of and for each of the three years in the period ended December 31, 2001 were audited by Arthur Andersen LLP. On March 14, 2002, Andersen was indicted on federal obstruction of justice charges arising from the government's investigation of Enron Corporation. Following this event, our Audit Committee directed management to consider the need to appoint new independent public accountants. On June 15, 2002, a jury found Andersen guilty on the government's charges. On July 15, 2002, at the direction of the Board of Directors, acting upon the recommendation of the Audit Committee, we dismissed Andersen and appointed KPMG LLP as our new independent public accountants for fiscal year 2002.

     SEC rules require us to present our audited financial statements in various SEC filings, along with Andersen's consent to our inclusion of its audit report in those filings. However, Andersen is unable to provide a consent to us for inclusion in our future SEC filings relating to its report on our consolidated financial statements as of and for each of the three years in the period ended December 31, 2001. Additionally, Andersen is unable to provide us with assurance services, such as advice customarily given to underwriters of our securities offerings and other similar market participants. The SEC recently has provided regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Andersen in certain circumstances. Notwithstanding this relief, the inability of Andersen to provide its consent or to provide assurance services to us in the future could negatively affect our ability to, among other things, access the public capital markets. Any delay or inability to access the public markets as a result of this situation could have a material adverse impact on our business. Also, an investor's ability to seek potential recoveries from Andersen related to any claims that an investor may assert as a result of the audit performed by Andersen may be limited significantly both as a result of an absence of a consent and the diminished amount of assets of Andersen that are or may in the future be available to satisfy claims.

Provisions of Pennsylvania law or our Articles of Incorporation may deter a third party from seeking to obtain control of us or may affect your rights as a common stock holder.

     Certain provisions of Pennsylvania law could make it more difficult for a third party to acquire us, or could discourage a third party from attempting to acquire us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In addition, our Articles of Incorporation enable our board of directors to issue up to 20,000,000 shares of preferred stock having rights, privileges and preferences as are determined by the board of directors. Accordingly, our board is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of our common shareholders. For example, an issuance of preferred stock could:

        -  adversely affect the voting power of the common shareholders;
        -  make it more difficult for a third party to gain control of us;
        -  discourage bids for our common stock at a premium; or
        -  otherwise adversely affect the market price of the common stock.

     Our board has designated and issued 1,400 shares of Series A preferred stock. In addition, our board has designated an additional 600 shares of Series A preferred stock, 500 shares of which we expect to issue to certain selling security holders named in this prospectus if certain conditions are satisfied. See the risk factor heading "This offering will further increase the number of shares of our common stock that may be sold into the market. This offering could cause the market price of our common stock to drop significantly, even if our business is doing well" for more information regarding the Series A preferred stock. We may issue additional shares of our authorized preferred stock at any time.

Our executive officers and directors own a large percentage of our voting stock and could exert significant influence over matters requiring stockholder approval, including takeover attempts.

     Our executive officers and directors, and their respective affiliates, own as of September 30, 2002 approximately 15.6% of our outstanding common stock. Accordingly, these shareholders may, as a practical matter, be able to exert significant influence over matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combinations. This concentration could have the effect of delaying or preventing a change in control.

We do not intend to pay any cash dividends to our common shareholders.

     We have never declared nor paid dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, do not intend to pay any cash dividends on our common stock in the foreseeable future.

Our stock price may be volatile.

     Our stock price, like that of many early stage medical technology companies, may be volatile. In general, equity markets, including Nasdaq, have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies or existing economic conditions. These broad market fluctuations may adversely affect the market price of our common stock. The following factors could also cause our stock price to be volatile or decrease:

     -  fluctuations in our results of operations;

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

     - under-performance in relation to analysts' estimates or financial guidance provided by us;
     - changes in the financial guidance we provide to the investment community;
     -  changes in stock market analyst recommendations regarding our stock;
     - announcements of technological innovations or new products by us or our competitors;
     -  issues in establishing commercial scale manufacturing capabilities;
     -  unanticipated events associated with clinical and pre-clinical trials;
     - FDA and international regulatory actions regarding us or our competitors;
     - determinations by governments and insurance companies regarding reimbursement for medical procedures using our or our competitors'
          products;
     -  the medical community's acceptance of our products;
     -  product sales growth rates;
     - disruptions to our distribution channels as a result of competitive market changes;
     -  product recalls;
     -  developments with respect to patents or proprietary rights;
     - public concern as to the safety of products developed by us or by others;
     -  changes in health care policy in the United States and internationally;
     -  acquisitions or strategic alliances by us or our competitors;
     - business conditions affecting other medical device companies or the medical device industry generally; and
     - general market conditions, particularly for companies with small market capitalizations.

If our shares are delisted from the Nasdaq National Market, it may be difficult to sell your investment in our company.

     From June 1998 until August 1, 2000, our common stock traded exclusively on the Nasdaq Europe Exchange (formerly known as EASDAQ). Since August 1, 2000, our common stock has traded on both the Nasdaq Europe Exchange and the Nasdaq National Market. The trading volume of our common stock is, and may continue to be, limited. To continue to be listed on the Nasdaq National Market, we must continue to meet, with certain exceptions, one of two separate continued listing standards with specified maintenance criteria, including:

     -  specified levels for total assets;
     -  market value of the public float;
     -  a minimum bid price per share; and
     -  total market capitalization.

     In addition, there are amendments to the Nasdaq marketplace rules scheduled to take effect on November 1, 2002 that will replace the net tangible assets standard with an equity standard. These amendments may require us to raise more capital than what is necessary to fund our operations if the per share bid price of our common stock remains below $3.00. The additional capital may be not be available on satisfactory terms, if at all. Any additional equity capital raised could result in substantial dilution to our shareholders.

     We believe that we currently satisfy the requisite Nasdaq National Market listing requirements. However, if the minimum bid price of our common stock fell below $1.00, we could face delisting from the Nasdaq National Market. Should we fail to meet the Nasdaq listing requirements in the future, our stock could then list on the Nasdaq SmallCap Market or the over-the-counter exchange, which would further limit the trading volume and liquidity of our stock and adversely impact the stock price.

If we are sued in a product liability action, we could be forced to pay substantial damages and the attention of our management team may be diverted from operating our business.

     We manufacture medical devices that are used on patients in surgery, and we may be subject to a product liability lawsuit. In particular, the market for spine products has a history of product liability litigation. Under certain of our agreements with our distributors and sales agencies, we indemnify the distributor or sales agency from product liability claims. Any product liability claim brought against us, with or without merit, could result in the increase of our product liability insurance rates or the inability to secure coverage in the future. In addition, we would have to pay any amount awarded by a court in excess of policy limits. We maintain product liability insurance in the annual aggregate amount of up to $10 million, although our insurance policies have various exclusions. Thus, we may be subject to a product liability claim for which we have no insurance coverage, in which case we may have to pay the entire amount of any award. Even in the absence of a claim, our insurance rates may rise in the future to a point where we may decide not to carry this insurance. A meritless or unsuccessful product liability claim would be time-consuming and expensive to defend and could result in the diversion of management's attention from our core business. A successful product liability claim or series of claims brought against us in excess of our coverage could have a material adverse effect on our business, financial condition and results of operations.

Our business could suffer if we cannot attract and retain the services of key employees.

     We depend substantially upon the continued service and performance of our existing executive officers. We rely on key personnel in formulating and implementing our product research, development and commercialization strategies. Our success will depend in large part on our ability to attract and retain highly skilled employees. We compete for such personnel with other companies, academic institutions, government entities and other organizations. We may not be successful in hiring or retaining qualified personnel. If one or more of our key employees resigns, the loss of that employee could harm our business. If we lose any key personnel, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

        Various statements made in this prospectus under the captions "About Orthovita" and "Risk Factors," and made elsewhere in this prospectus are forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. This prospectus includes, without limitation, forward-looking information about the following:

     -   costs relating to the development of products;

     - potential timing of obtaining regulatory approval for our products under development;

     -   market size estimates;

     -   healthcare reimbursement for procedures using our products;

     -   potential sales and expense levels;

     -   sufficiency of available resources to fund research and development;
         and

     -   anticipated cash outflow and losses.

         When used in this prospectus, the words "may," "will," "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements, but are not the exclusive expressions of forward-looking statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including, but not limited to:

     -   dependence on the commercial success of our approved products;

     -   inability to increase sales of our approved products;

     - difficulties in maintaining an effective sales and distribution network;

     - inability to train a sufficient number of surgeons to create demand for our products;

     -   difficulties in obtaining adequate third party reimbursement;

     -   lack of financial resources to adequately support operations;

     - difficulties in obtaining or maintaining regulatory approval for our products;

     - difficulties in maintaining commercial scale manufacturing capacity and capability;

     -   difficulties in operating in international markets;

     -   unanticipated cash requirements to support operations;

     -   inability to meet our obligations under a revenue sharing agreement;

     -   the redemption feature of our Series A preferred stock;

     -   intellectual property infringement claims by others;

     -   lack of financial resources needed to respond to technological changes;

     -   increased competition;

     - acquisition of technologies or companies which could result in a dilution to our shareholders and a disruption of our business;

     -   the volatility of our stock price;

     -   the delisting of our stock;

     - the ownership of a large percentage of our voting stock by our executive officers and directors;

     -   inability to attract qualified personnel to market our products;

     -   technological changes;

     -   enactment of new legislation or administrative regulation;

     - application to our business of court decisions and regulatory interpretations;

     -   loss of key personnel;

     -   our prior use of Arthur Andersen as our independent public accountants;

     -   claims that exceed our insurance coverage; and

     - imposition of penalties for failure to comply with regulatory guidelines.

         In addition, other factors that could cause actual events or results to differ materially from those expressed or implied by forward-looking statements are addressed in the Risk Factors section of this prospectus. Our performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology, orthopaedic and medical device industries as well as the more specific risks discussed throughout this prospectus. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date made. Furthermore, we undertake no obligation to publicly update any forward-looking statements. We claim the protections afforded by the Private Securities Litigation Reform Act of 1995, as amended, for our forward-looking statements.

                                  THE OFFERING

         The 23,076,200 shares of our common stock being offered by the selling security holders consist of the following shares:

     - 8,206,330 shares of common stock issuable upon the conversion of outstanding shares of our Series A preferred stock;
     - 2,930,832 shares of common stock issuable upon the conversion of shares of our Series A preferred stock that certain selling security holders have committed to purchase at the second closing (the "Second Closing") in accordance with the terms of the Preferred Stock and Warrant Purchase Agreement dated as of July 19, 2002 among the Company and certain selling security holders (the "Purchase Agreement");
     - 6,154,747 shares of common stock issuable upon the exercise of outstanding warrants that we sold to investors;
     - 2,198,125 shares of common stock issuable upon the exercise of warrants that certain selling security holders have committed to purchase at the Second Closing in accordance with the terms of the Purchase Agreement in connection with their respective purchases of Series A preferred stock;
     - 820,633 shares of common stock issuable upon the exercise of outstanding warrants issued to the placement agent of the Series A preferred stock and warrant financing;
     - 293,083 shares of common stock issuable upon the exercise of warrants that will be issued to the placement agent of the Series A preferred stock and warrant financing at the Second Closing; and
     - 2,472,450 shares of common stock that (x) have been issued or may be issuable as payment of dividends on the Series A preferred stock or (y) may be issuable upon the conversion of Series A preferred stock or upon the exercise of warrants sold or to be sold to the selling security holders at the Second Closing if adjustments are made to the conversion price of the Series A preferred stock or the number of shares issuable upon the exercise of such warrants.

         We previously issued the outstanding shares of Series A preferred stock and warrants in a private placement transaction on July 26, 2002. Pursuant to the terms of the private placement, if certain conditions are met, up to three of the selling shareholders, OrbiMed Associates LLC, PW Juniper Crossover Fund, L.L.C. and Caduceus Private Investments, LP (collectively, "OrbiMed"), are obligated to purchase at the Second Closing: (x) 500 shares of Series A preferred stock convertible into 2,930,832 shares of common stock, and (y) warrants to purchase 2,198,125 shares of common stock.

         The number of shares offered by the selling security holders includes substantially more than the number of shares currently issuable to them upon:
(a) the conversion of outstanding shares of Series A preferred stock; (b) the conversion of shares of Series A preferred stock that may be sold at the Second Closing; and (c) the exercise of the warrants that are outstanding or may be issued at the Second Closing because, pursuant to our contractual obligations with the selling security holders, we are registering more than the number of shares currently issuable under the Series A preferred stock and warrants. The holders of Series A preferred stock have received, and may receive in the future, shares of our common stock as payment of dividends on the Series A preferred stock. The selling security holders may receive more shares than they are currently entitled to receive upon conversion of the Series A preferred stock because the conversion price of the Series A preferred stock is subject to anti-dilution and other adjustments. The selling security holders may receive more shares than they are currently entitled to receive upon exercise of the warrants because the number of shares for which their warrants (other than the placement agent's warrants) are exercisable is subject to anti-dilution and other adjustments. Moreover, if we split our common stock, the number of shares issuable under the Series A preferred stock and warrants would increase.

         The selling security holders pursuant to this prospectus may sell the shares of common stock offered for resale in a secondary offering. Under the terms of the transactions described above, we are contractually required to register all of the shares of common stock that are described above.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of common stock offered under this prospectus.

                            SELLING SECURITY HOLDERS

         The following table sets forth information regarding the beneficial ownership of shares of common stock by the selling security holders as of September 30, 2002, and the number of shares of common stock covered by this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The shares of common stock issuable upon (i) conversion of Series A preferred stock, or (ii) exercise of warrants, currently convertible or exercisable within 60 days after September 30, 2002, are deemed outstanding and to be beneficially owned by the selling security holders holding such preferred stock and warrants. However, each of the selling security holders other than OrbiMed Associates LLC, PW Juniper Crossover Fund, L.L.C. and Caduceus Private Investments, LP (collectively, "OrbiMed") are generally prohibited from voting any shares of Series A preferred stock or using any shares of Series A preferred stock or warrants to acquire shares of common stock to the extent that such acquisition would result in such security holders, together with any of their respective affiliates, beneficially owning in excess of 4.95% of our common stock outstanding as of the record date of the vote or after such acquisition, as applicable.

         The percentage of ownership for each selling security holder disclosed in this table is based on 20,114,514 shares of common stock outstanding as of September 30, 2002, plus any common stock equivalents held by that holder. Both the number of shares listed as being offered by the selling security holders in the table and the holders' respective percentages of share ownership after the offering are based on the assumptions that all of the shares being offered are sold pursuant to this offering, and that no other shares of common stock are acquired or disposed of by the selling security holders prior to the termination of this offering. Because the selling security holders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares that will be sold in this offering or the number or percentage of shares of common stock that each selling security holder will own upon completion of this offering.

         The number of shares offered by each of the selling security holders includes substantially more than the number of shares currently issuable to them upon: (a) the conversion of shares of Series A preferred stock, whether outstanding or to be sold at the Second Closing; (b) the exercise of warrants, whether outstanding or to be issued at the Second Closing; and (c) payment of dividends in kind on the Series A preferred stock because, pursuant to our contractual obligations with the selling security holders, we are registering 112% of the number of shares issuable under the Series A preferred stock and warrants to ensure that a sufficient number of shares is registered for resale. The selling security holders may receive more shares than they are currently entitled to receive upon conversion of the Series A preferred stock and exercise of the warrants because the conversion price of the Series A preferred stock and number of shares issuable under the warrants (other than those issued or issuable to the placement agent) are subject to anti-dilution and other adjustments. Furthermore, we have paid and may continue to pay dividends on the Series A preferred stock by issuing shares of common stock.

         Except as otherwise noted below, none of the selling security holders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years.

         Based solely on information provided to us by the selling security holders, the following entities or individuals have, or share, voting and investment control over the shares: as to Caduceus Private Investments, LP:
OrbiMed Capital LLC; as to DMG Legacy Fund LLC, DMG Legacy Institutional Fund LLC and DMG Legacy International Fund Ltd.: Thomas McAuley; as to OrbiMed Associates LLC: OrbiMed Advisors LLC; as to ProMed Offshore Fund, Ltd. and ProMed Partners, L.P.: Barry Kurokawa and David Musket; as to PW Juniper Crossover Fund, L.L.C.: OrbiMed Advisors Inc.; as to Paul Scharfer: Paul Scharfer; as to SCO Capital Partners LLC: Steven Rouhandeh; as to SCO Securities LLC: Jeff Davis; as to SDS Merchant Fund: Steve Derby; and as to Xmark Fund, Ltd. and Xmark Fund, L.P.: Mitchell D. Kaye.

                                              Beneficial Ownership Prior to                        Beneficial Ownership
                                                    Resale of Shares                              After Resale of Shares
                                             -------------------------------                      -----------------------

                                                                                  Number of
              Name of                            Number of                       Shares Being        Number of
     Selling Security Holder                      Shares             Percent       Offered            Shares     Percent
     -----------------------                      ------             -------       -------            ------     -------
Caduceus Private Investments, LP/(1)/          3,450,053 /(2)/        14.65%     7,697,535 /(3)/            0     0.0%
DMG Legacy Fund LLC /(4)/                        278,064 /(5)/         1.36%       310,200 /(5)/            0     0.0%
DMG Legacy Institutional Fund LLC/(4)/         1,544,800 /(6)/         4.95%     1,723,329 /(6)/            0     0.0%
DMG Legacy International Fund Ltd./(4)/        1,781,670 /(7)/         4.95%     1,987,573 /(7)/            0     0.0%
OrbiMed Associates LLC /(1)/                      72,090 /(8)/            *        160,844 /(9)/            0     0.0%
ProMed Offshore Fund, Ltd./(10)/                  61,791/(11)/            *         68,933 /(11)/           0     0.0%
ProMed Partners, L.P./(10)/                      453,141/(12)/         2.20%       505,510/(12)/            0     0.0%
PW Juniper Crossover Fund, L.L.C./(1)/         1,627,189/(13)/         7.49%     3,630,482/(14)/            0     0.0%
Scharfer, Paul /(15)/                            360,453/(16)/         1.76%       402,111/(16)/            0     0.0%
SCO Capital Partners LLC/(15)/                   669,413/(17)/         3.22%       746,776/(17)/            0     0.0%
SCO Securities LLC/(15)/                         912,633/(18)/         4.34%     1,247,362/(19)/       92,000       *
SDS Merchant Fund, L.P.                        4,075,534/(20)/         4.95%     4,021,102/(21)/      471,000    2.05%
Xmark Fund, Ltd./(22)/                           381,050/(23)/         1.86%       425,088/(23)/            0     0.0%
Xmark Fund, L.P./(22)/                           133,882/(24)/            *        149,355/(24)/            0     0.0%

Total                                                                           23,076,200

-------------

*    Less than 1%.

(1) Caduceus, PW Juniper and OrbiMed Associates are affiliates. Based solely on information contained in the Amendment to Schedule 13D filed on August 12, 2002 by Samuel D. Isaly, OrbiMed Advisors Inc., OrbiMed Advisors LLC, OrbiMed Capital LLC, PW Juniper Management, L.L.C., PW Fund Advisor, L.L.C. and PW Alternative Asset Management, Inc., amending and updating the
     Schedule 13D filed by Samuel D. Isaly, OrbiMed Advisors Inc., OrbiMed Advisors LLC and OrbiMed Capital LLC with the Securities and Exchange Commission on August 5, 2002 (as amended on August 12, 2002, the "Schedule 13D"): (i) OrbiMed Advisors LLC is a registered investment adviser under the Investment Advisers Act of 1940, as amended, that acts as managing member of OrbiMed Associates LLC ("OrbiMed Associates") pursuant to the terms of its limited liability company agreement; (ii) OrbiMed Advisors Inc. is a registered investment adviser under the Investment Advisers Act of 1940, as amended, that, through a joint venture with PW Fund Advisor, LLC entitled PW Juniper Management, L.L.C., acts as an investment manager of PW Juniper Crossover Fund, L.L.C., a registered investment company ("PW Juniper"), pursuant to the terms of the PW Juniper Crossover Fund, L.L.C. investment advisory agreement; (iii) OrbiMed Capital LLC is a limited liability company that acts as general partner to Caduceus Private Investments, LP, a private equity fund ("Caduceus"), pursuant to the terms of its limited partnership agreement; (iv) PW Fund Advisor, L.L.C. is a limited liability company that serves as the managing member of PW Juniper Management, L.L.C.; and (v) PW Alternative Asset Management, Inc. is the sole member of PW Fund Advisor, L.L.C. Pursuant to these agreements and relationships, OrbiMed Advisors LLC, OrbiMed Advisors Inc. and OrbiMed Capital LLC have discretionary investment management authority with respect to the assets of OrbiMed Associates, PW Juniper and Caduceus. Such authority includes the power to vote and otherwise dispose of Series A preferred stock and warrants to purchase Common Stock purchased by Associates, Juniper and Caduceus. Mr. Isaly, a natural person, owns all of the outstanding stock of, and controls the management and operation of OrbiMed Advisors Inc. Mr. Isaly also owns a controlling interest in OrbiMed Advisors LLC and OrbiMed Capital LLC. Caduceus, PW Juniper and OrbiMed Associates, together with their respective affiliates, beneficially own 20.4% of our common stock as of September 30, 2002. Jonathan Silverstein, a Director at OrbiMed Advisors LLC, is a member of Orthovita's board of directors.

(2) Includes: (a) 1,963,657 shares that may be issuable upon the conversion of outstanding shares of Series A preferred stock; (b) 1,472,743 shares that may be issuable upon the exercise of outstanding warrants; and (c) 13,653 shares issued as payment of dividends on the Series A preferred stock.

(3) Includes: (a) 1,963,657 shares that may be issuable upon the conversion of outstanding shares of Series A preferred stock; (b) 1,472,743 shares that may be issuable upon the exercise of outstanding warrants; (c) 13,653 shares issued as payment of dividends on the Series A preferred stock; (d) 1,963,657 shares that may be issuable upon the conversion of shares of Series A preferred stock that may be sold to Caduceus at the Second Closing; and (e) 1,472,743 shares that may be issuable upon the exercise of warrants that may be sold to Caduceus at the Second Closing.

(4) DMG Legacy Fund LLC, DMG Legacy Institutional Fund LLC and DMG Legacy International Fund Ltd. are affiliates.

(5) Includes: (a) 158,265 shares that may be issuable upon the conversion of outstanding shares of Series A preferred stock; (b) 118,699 shares that may be issuable upon the exercise of outstanding warrants; and (c) 1,100 shares issued as payment of dividends on the Series A preferred stock. However, DMG Legacy Fund is not currently deemed to be the beneficial owner of all the shares described above because it cannot vote or convert its Series A preferred stock, nor may it exercise its warrants to the extent that it would then own, together with its affiliates, more than 4.95% of the shares of our common stock then outstanding.

(6) Includes: (a) 879,250 shares that may be issuable upon the conversion of outstanding shares of Series A preferred stock; (b) 659,437 shares that may be issuable upon the exercise of outstanding warrants; and (c) 6,113 shares issued as payment of dividends on the Series A preferred stock. However, DMG Legacy Institutional Fund is not currently deemed to be the beneficial owner of all the shares described above because it cannot vote or convert its Series A preferred stock, nor may it exercise its warrants to the extent that it would then own, together with its affiliates, more than 4.95% of the shares of our common stock then outstanding.

(7) Includes: (a) 1,014,068 shares that may be issuable upon the conversion of outstanding shares of Series A preferred stock; (b) 760,551 shares that may be issuable upon the exercise of outstanding warrants; and (c) 7,051 shares issued as payment of dividends on the Series A preferred stock. However, DMG Legacy International Fund is not currently deemed to be the beneficial owner of all the shares described above because it cannot vote or convert its Series A preferred stock, nor may it exercise its warrants to the extent that it would then own, together with its affiliates, more than 4.95% of the shares of our common stock then outstanding.

(8) Includes: (a) 41,031 shares that may be issuable upon the conversion of outstanding shares of Series A preferred stock; (b) 30,774 shares that may be issuable upon the exercise of outstanding warrants; and (c) 285 shares issued as payment of dividends on the Series A preferred stock.

(9) Includes: (a) 41,031 shares that may be issuable upon the conversion of outstanding shares of Series A preferred stock; (b) 30,774 shares that may be issuable upon the exercise of outstanding warrants; (c) 285 shares issued as payment of dividends on the Series A preferred stock; (d) 41,031 shares that may be issuable upon the conversion of shares of Series A preferred stock that may be sold to OrbiMed Associates at the Second Closing; and (e) 30,774 shares that may be issuable upon the exercise of warrants that may be sold to OrbiMed Associates at the Second Closing.

(10) ProMed Offshore Fund, Ltd. and ProMed Partners, L.P. are affiliates. Collectively, they beneficially own approximately 2.5% of our common stock as of September 30, 2002.

(11) Includes: (a) 35,169 shares that may be issuable upon the conversion of outstanding shares of Series A preferred stock; (b) 26,377 shares that may be issuable upon the exercise of outstanding warrants; and (c) 245 shares issued as payment of dividends on the Series A preferred stock.

(12) Includes: (a) 257,913 shares that may be issuable upon the conversion of outstanding shares of Series A preferred stock; (b) 193,435 shares that may be issuable upon the exercise of outstanding warrants; and (c) 1,793 shares issued as payment of dividends on the Series A preferred stock.

(13) Includes: (a) 926,143 shares that may be issuable upon the conversion of outstanding shares of Series A preferred stock; (b) 694,607 shares that may be issuable upon the exercise of outstanding warrants; and (c) 6,439 shares issued as payment of dividends on the Series A preferred stock.

(14) Includes: (a) 926,143 shares that may be issuable upon the conversion of outstanding shares of Series A preferred stock; (b) 694,607 shares that may be issuable upon the exercise of outstanding warrants; (c) 6,439 shares issued as payment of dividends on the Series A preferred stock; (d) 926,143 shares that may be issuable upon the conversion of shares of Series A preferred stock that may be sold to PW Juniper at the Second Closing; and (e) 694,608 shares that may be issuable upon the exercise of warrants that may be sold to PW Juniper at the Second Closing.

(15) SCO Securities LLC acted as placement agent for the first closing of our Series A preferred stock and warrant private placement that occurred on July 26, 2002. At the first closing, we issued SCO Securities LLC warrants to purchase 820,633 share of our common stock at $1.706 per share, and paid SCO Securities LLC $980,000 in cash as placement agent fees. SCO Securities LLC will also act as placement agent for the Second Closing of that private placement transaction. Upon the completion of the Second Closing, we will issue SCO Securities LLC warrants an additional 293,083 shares of our common stock at $1.706 per share and pay $350,000 in cash. SCO Securities LLC also acts as our financial advisor under an investment banking agreement. Pursuant to the investment banking agreement, we have issued SCO Securities LLC warrants to purchase 92,000 shares of our common stock at $4.625 per share and pay a monthly retainer of $9,000. SCO Securities LLC is affiliated with SCO Capital Partners LLC. Paul Scharfer is employed by SCO Financial Group LLC.

(16) Includes: (a) 205,158 shares that may be issuable upon the conversion of outstanding shares of Series A preferred stock; (b) 153,869 shares that may be issuable upon the exercise of outstanding warrants; and (c) 1,426 shares issued as payment of dividends on the Series A preferred stock.

(17) Includes: (a) 381,008 shares that may be issuable upon the conversion of outstanding shares of Series A preferred stock; (b) 285,756 shares that may be issuable upon the exercise of outstanding warrants; and (c) 2,649 shares issued as payment of dividends on the Series A preferred stock.

(18) Includes 912,633 shares that may be issuable upon the exercise of outstanding warrants.

(19) Includes: (a) 820,633 shares that may be issuable upon the exercise of outstanding warrants;

      and (b) 293,083 shares that may be issuable upon the exercise of warrants that may be granted at the Second Closing as a placement agent fee. However, SCO Securities LLC is not currently deemed to be the beneficial owner of all the shares described above because it cannot vote or convert its Series A preferred stock, nor may it exercise its warrants to the extent that it would then own, together with its affiliates, more than 4.95% of the shares of our common stock then outstanding.

(20) Includes: (a) 2,051,582 shares that may be issuable upon the conversion of outstanding shares of Series A preferred stock; (b) 1,538,687 shares that may be issuable upon the exercise of outstanding warrants; and (c) 485,265 outstanding shares of common stock, including 14,265 shares issued as payment of dividends on the Series A preferred stock. However, SDS is not currently deemed to be the beneficial owner of all the shares described above because it cannot vote or convert its Series A preferred stock, nor may it exercise its warrants to the extent that it would then own, together with its affiliates, more than 4.95% of the shares of our common stock then outstanding.

(21) Includes: (a) 2,051,582 shares that may be issuable upon the conversion of outstanding shares of Series A preferred stock; (b) 1,538,687 shares that may be issuable upon the exercise of outstanding warrants; and (c) 14,265 shares issued as payment of dividends on the Series A preferred stock.

(22) Xmark Fund, Ltd. and Xmark Fund, L.P. are affiliates Collectively, they beneficially own approximately 2.5% of our common stock as of September 30, 2002.

(23) Includes: (a) 216,881 shares that may be issuable upon the conversion of outstanding shares of Series A preferred stock; (b) 162,661 shares that may be issuable upon the exercise of outstanding warrants; and (c) 1,508 shares issued as payment of dividends on the Series A preferred stock.

(24) Includes: (a) 76,201 shares that may be issuable upon the conversion of outstanding shares of Series A preferred stock; (b) 57,151 shares that may be issuable upon the exercise of outstanding warrants; and (c) 530 shares issued as payment of dividends on the Series A preferred stock.

                              PLAN OF DISTRIBUTION

      We are registering the shares of common stock on behalf of the selling security holders. Sales of shares may be made by selling security holders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the Nasdaq National Market, any other exchange upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

      - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
      - purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;
      - ordinary brokerage transactions and transactions in which the broker solicits purchases;
      -  through options, swaps or derivatives;
      -  in privately negotiated transactions;
      - in making short sales or in transactions to cover short sales, subject to contractual restrictions; and
      -  put or call option transactions relating to the shares.

         The selling security holders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

         The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

         The selling security holders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. Orthovita has agreed to indemnify each of the selling security holders and each selling security holder has agreed, severally and not jointly, to indemnify Orthovita against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

         The selling security holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

         The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

         Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

      - the name of each such selling security holder and of the participating broker-dealer(s);
      -  the number of shares involved;
      -  the initial price at which the shares were sold;
      - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
      - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
      -  other facts material to the transactions.

  In addition, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

     Expenses Associated with Registration. We are paying all expenses and fees in connection with the registration of the shares. The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

                                  LEGAL MATTERS

     The legality of the common stock offered by this prospectus has been passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                     EXPERTS

     The consolidated financial statements of Orthovita, Inc. as of December 31, 2001 and December 31, 2000 and for each of the three years in the period ended December 31, 2001, incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto.

     Arthur Andersen LLP previously served as our independent accountants. Representatives of Arthur Andersen LLP are not available to provide the consents required for the inclusion of their report on our consolidated financial statements for the years ended December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 incorporated by reference into this prospectus and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their reports incorporated by reference in this prospectus, investors will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933. In addition, the ability of Arthur Andersen LLP to satisfy any claims (including claims arising from its provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Arthur Andersen LLP.

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings, including reports, proxy and information statements, are also available on the Commission's web site at http://www.sec.gov.

     The Securities and Exchange Commission allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, and any future filings we make with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

 . our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission on April 1, 2002;

 . our Quarterly Reports on Form 10-Q for the period ended March 31, 2002 and for the period ended June 30, 2002;

 . our Current Reports on Form 8-K filed on June 13, 2002, July 17, 2002, July 23, 2002 and July 31, 2002;

 . the description of our common stock contained in our registration statement on Form 8-A12G filed under Section 12(g) of the Securities Exchange Act of 1934 with the Commission on June 24, 1998, including any amendment or reports filed for the purpose of updating such description; and

 . all other reports filed under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2001.

     To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus shall supersede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

     We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated into this prospectus by reference (except exhibits, unless they are specifically incorporated into this prospectus by reference). You should direct any requests for copies to:

                            Orthovita, Inc.
                            45 Great Valley Parkway
                            Malvern, Pennsylvania 19355
                            (610) 640-1775
                            Attention: Joseph M. Paiva, Chief Financial Officer

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses in connection with the sale of the common stock being registered. None of the expenses listed below are being borne by the selling security holders. All amounts are estimated except the SEC registration fee.

     SEC registration fee .................................    $  5,478
     Legal fees and expenses ..............................    $100,000
     Printing expenses ....................................    $  5,000
     Miscellaneous ........................................    $  1,522

           Total ..........................................    $112,000


ITEM 15. Indemnification of Officers and Directors.

     Section 1741 of the Pennsylvania Business Corporation Law permits indemnification of directors, officers, employees, agents and controlling persons of a corporation who were involved in any threatened, pending or completed lawsuit by reason of the fact that they were representatives of the Registrant or served in another capacity for another entity at the Registrant's request. Under Section 1741, the Registrant may indemnify the indemnified party against expenses, attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the proceeding, except where such party engaged in willful misconduct or recklessness or where such indemnification has been determined to be unlawful. Such indemnification is mandatory to the extent the individual is successful on the merits of the matter. Article VIII of the Registrant's Amended and Restated Bylaws require the Registrant to indemnify directors and officers of the Registrant or any other authorized representative against expenses, judgments and any settlement amounts incurred in a third party proceeding brought by reason of the fact that the person is an authorized representative of the Registrant. The Bylaws also permit indemnification of expenses incurred by an authorized representative in connection with a proceeding brought in the name of the corporation. The Bylaws further specify procedures for indemnification.
Section 1741 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

ITEM 16. Exhibits.
Exhibit                                Exhibit
Number                                  Title
------                                 -------
3.1 The Registrant's Amended and Restated Articles of Incorporation, as filed with the Pennsylvania Secretary of State on May 28, 1998 (2)
3.2        The Registrant's Amended and Restated Bylaws, as adopted on May 27,
           1998 (2)
3.3        Bylaw Amendment adopted July 26, 2002 (1)
4.1        Specimen of Common Stock certificate of the Company (3)
4.2 Statement of Designations of Series A 6% Adjustable Cumulative Convertible Voting Preferred Stock (4)
5.1        Opinion of Morgan, Lewis & Bockius LLP (1)
10.1 Preferred Stock and Warrant Purchase Agreement dated as of July 19, 2002 among the Registrant and the Purchasers named therein (5)

10.2 Investor Rights Agreement dated as of July 19, 2002 among the Registrant and the other parties named therein (4)
10.3 Form of Warrant issued and issuable to Purchasers of Series A 6% Adjustable Cumulative Convertible Voting Preferred Stock (5)
10.4       Form of Warrant issued and issuable to the Placement Agent (4)
23.1       Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1) (1)
24.3 Power of Attorney (included on the signature page of this registration statement) (1)

-------------------------------------------------------------------------------

(1)   Filed herewith.
(2) Filed as an Exhibit to Amendment No. 3 to the Registrant's Registration Statement on Form S-1 (File No. 333-51689) filed with the SEC on June 12, 1998 and incorporated herein by reference.
(3) Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference.
(4) Filed as an Exhibit to the Registrant's Current Report on Form 8-K filed with the SEC on July 23, 2002 and incorporated herein by reference.
(5) Filed as an Exhibit to the Amendment to Registrant's Current Report on Form 8-K filed with the SEC on July 31, 2002 and incorporated herein by reference.

ITEM 17. Undertakings.

The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that (a) and (b) do not apply if the information required to be included in a post-effective amendment by (a) and (b) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the new securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filings on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                ORTHOVITA, INC.
                                (Registrant)
Malvern, Pennsylvania
Dated: October 3, 2002

                                By: /s/ Antony Koblish
                                    ------------------
                                    Antony Koblish
                                    President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each person in so signing also makes, constitutes and appoints Antony Koblish and Joseph M. Paiva, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

             Signature                        Title                            Date
             ---------                        -----                            ----
/s/ Antony Koblish                President and Chief Executive           October 3, 2002
------------------
Antony Koblish                    Officer (principal executive
                                  officer) and Director

/s/ Joseph M. Paiva               Vice President and Chief                October 3, 2002
-------------------
Joseph M. Paiva                   Financial Officer (principal
                                  financial and accounting officer)

/s/ David S. Joseph               Chairman of the Board                   October 3, 2002
-------------------
David S. Joseph

/s/ Paul Ducheyne, Ph.D.          Director                                October 3, 2002
------------------------
Paul Ducheyne, Ph.D.

/s/ James Garvey                  Director                                October 3, 2002
----------------
James Garvey

/s/ Morris Cheston, Jr.           Director                                October 3, 2002
-----------------------
Morris Cheston, Jr.

/s/ Robert M. Levande             Director                                October 3, 2002
---------------------
Robert M. Levande

/s/ Jonathan T. Silverstein       Director                                October 3, 2002
---------------------------
Jonathan T. Silverstein

                                      II-5